Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Knoll Retirement Savings Plan of our report dated June 21, 2021, with respect to the statements of net assets of the Knoll Retirement Savings Plan for the fiscal year ended December 31, 2020, filed with the Commission on June 21, 2021.

/s/ Kronick Kalada Berdy & Co.
Kingston, Pennsylvania
July 19, 2021